Exhibit 10.5

DISCOVERY PERFORMANCE EQUITY PROGRAM
CASH-SETTLED STOCK APPRECIATION RIGHT AGREEMENT
FOR EMPLOYEES

Discovery Communications, Inc. (the “Company”) has granted you a stock appreciation right (the “SAR”) under the Discovery Communications, Inc. 2013 Incentive Plan (As Amended and Restated) (the “Plan”). The SAR lets you receive a cash amount equivalent to the appreciation in value, if any, at the time of exercise of a specified number of shares of the Company's Series A common stock (the “SAR Shares”) over a specified measurement price per share (the “Base Price”).

The individualized communication you received (the “Cover Letter”) provides the details of your SAR award. It specifies the number of SAR Shares, the Base Price, the Date of Grant, the schedule for exercisability (“Exercisability Dates”), and the latest date the SAR will expire (the “Term Expiration Date”).

The SAR is subject in all respects to the applicable provisions of the Plan. This Grant Agreement does not cover all of the rules that apply to the SAR under the Plan; please refer to the Plan document. Capitalized terms are defined either further below in this grant agreement (the “Grant Agreement”) or in the Plan. If you are located in a country other than the United States, you are also receiving (or previously have received) an International Addendum to this Grant Agreement (the “International Addendum”). The International Addendum is incorporated into the Grant Agreement by reference and supplements the terms of this Grant Agreement and future grants to you under the Plan.

The Plan document is available on the Fidelity web site. The Prospectus for the Plan and the Company’s S-8, Annual Report on Form 10-K, and other filings the Company makes with the Securities and Exchange Commission are available for your review on the Company’s web site. You may also obtain paper copies of these documents upon request to the Company’s Human Resources department.

Neither the Company nor anyone else is making any representations or promises regarding the duration of your service, exercisability of the SAR, the value of the Company's stock or of this SAR, or the Company's prospects. The Company is not providing any advice regarding tax consequences to you or regarding your decisions regarding the SAR. You agree to rely only upon your own personal advisors.

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE SAR WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO DISCOVERY COMMUNICATIONS, INC. OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.

In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

1. SAR Exercisability. While your SAR remains in effect under the SAR Expiration section, below, you may exercise any exercisable portions of the SAR (and receive the applicable appreciation in value) under the timing rules of this section.

The SAR will become exercisable on the schedule provided in the Cover Letter to this Grant Agreement, assuming you remain employed (or serve as a member of the Company’s Board of Directors) through each Exercisability Date. Any fractional shares will be carried forward to the following Exercisability Date, unless the Compensation Committee of the Board of Directors (the “Committee”) selects a different treatment. For purposes of this Grant Agreement, employment with the Company will include employment with any Subsidiary whose employees are then eligible to receive Awards under the Plan (provided that a later transfer of employment to an ineligible Subsidiary will not terminate employment unless the Committee determines otherwise).

Exercisability will accelerate fully on your Retirement, or, while employed, your Disability or death. If the Company terminates your employment without Cause during a calendar year before the SAR is fully exercisable, the SAR will remain or become exercisable over time as though you remained working through any Exercisability Dates occurring during the 90 days after the date of termination (the “90-Day Period”). (“Cause” has the meaning provided in Section 11.2(b) of the Plan. “Disability” has the meaning provided in Section 2.1 of the Plan. “Retirement” means your employment ends for any reason other than Cause at a point at which you are at least age 60 and have been employed by the Company, any of its subsidiaries, or Discovery Communications, LLC for at least ten years, where your period of service is determined using the Company’s Prior Employment Service Policy or a successor policy chosen by the Committee. Acceleration upon Retirement does not apply in countries subject to the EU Directive on Discrimination.)

Your employment or service with the Company will be treated as terminating through a resignation that does not qualify for treatment applicable to terminations without Cause if either (i) the entity that employs you ceases to qualify as a Subsidiary because of its sale, distribution, or other disposition to an unrelated entity or (ii) because the entity that employs you sold a substantial portion of its assets and your employment ended for any reason at or in connection with the closing of that sale, distribution, or other disposition.

2. Change in Control. Notwithstanding the Plan’s provisions, if an Approved Transaction, Control Purchase, or Board Change (each a “Change in Control”) occurs before the SAR is fully exercisable and while you remain employed by the Company (without reference to the 90-Day Period, above), the SAR will only have accelerated exercisability as a result of the Change in Control if  within 12 months after the Change in Control, the Company terminates your employment without Cause, or, if you are a party to an employment agreement with the Company or a Subsidiary that permits you to resign for Good Reason, you resign for Good Reason.

“Good Reason” has the meaning provided in your employment agreement with the Company (or a Subsidiary), if any.

The Committee reserves its ability under Section 11.1(b) of the Plan to vary this treatment if the Committee determines there is an equitable substitution or replacement award in connection with a Change in Control.

3. SAR Expiration. You cannot exercise the SAR after it has expired. The SAR will expire no later than the close of business on the Term Expiration Date. Unexercisable portions of the SAR expire immediately when you cease to be employed (unless you are concurrently remaining or becoming a member of the Board). If the Company terminates your employment for Cause, the SAR will immediately expire without regard to whether it is then exercisable.

Exercisable portions of the SAR remain exercisable until the first to occur of the following (the “Final Exercise Date”), each as defined further in the Plan or the Grant Agreement, and then immediately expire:

•	Immediately upon termination of employment for Cause

•	The 30th day after your employment (or directorship) ends if you resign other than on Retirement (including resignation for Good Reason, if applicable) (the “30-Day Period”)

•	The 90th day after your employment (or directorship) ends if the Company terminates your employment without Cause (even if then eligible for Retirement, except as the Committee otherwise provides)

•
For death, Disability, or Retirement, the first anniversary of the date employment ends (unless the Company has terminated your employment without Cause while you are eligible for Retirement, in which case the 90-Day Period, above, applies). If you die during the 30-Day Period or the 90-Day Period, the first anniversary of the date employment ends will be substituted for the end of the 30-Day Period or the 90-Day Period, as applicable.

•	The Term Expiration Date

If you die during the 30 or 90 day period after your employment ends (on a termination without Cause or a resignation), the period for exercise will be extended until the first anniversary of the date your employment ended, subject to the Term Expiration Date, and the extended date will be the Final Exercise Date.

The Committee can override the expiration provisions of this Grant Agreement.

4. Automatic Exercise. At close of business on the Final Exercise Date (or the preceding trading day if the Final Exercise Date is not a trading day), if the Exercise Spread Test (defined below) is met, the SAR will be automatically exercised (the “Automatic Exercise”). The SAR satisfies the “Exercise Spread Test” if the per share spread between the closing price of the Company’s Series A common stock and the Base Price (the “Exercise Spread”) on the Final Exercise Date is at least one dollar. If the Exercise Spread Test is not satisfied, the unexercised portions of the SAR will expire as of close of business on the Final Exercise Date.

For avoidance of doubt, you may exercise any exercisable portion of the SAR prior to the time of an Automatic Exercise and no portion of the SAR may or will be exercised at or after your termination for Cause.

The Automatic Exercise procedure is provided as a convenience and as a protection against inadvertent expiration of an SAR. Because any exercise of a SAR is normally your responsibility, you hereby waive any claims against the Company or any of its employees or agents if an Automatic Exercise does not occur for any reason and the SAR expires.

5.
Method of Exercise. Subject to this Grant Agreement and the Plan, you may exercise the SAR only by providing a written notice (or notice through another previously approved method, which could include a web-based or voice- or e-mail system) to the Secretary of the Company or to whomever the Committee designates, received on or before the date the SAR expires. Each such notice must satisfy whatever then-current procedures apply to that SAR and must contain such representations (statements from you about your situation) as the Company requires.

6. Withholding. The Company will reduce the cash to be issued to you in connection with any exercise of the SAR by an amount that would equal all taxes (for example, in the U.S., Federal, state, and local taxes) required to be withheld (at their minimum withholding levels).

7. Compliance with Law. You may not exercise the SAR if such exercise would violate any applicable
Federal or state securities laws or other laws or regulations.

8. Clawback. If the Company’s Board of Directors or the Committee determines, in its sole discretion, that you engaged in fraud or misconduct as a result of which or in connection with which the Company is required to or decides to restate its financial statements, the Committee may, in its sole discretion, impose any or all of the following:

(a) Immediate expiration of the SAR, whether vested or not, if granted within the first 12 months after issuance or filing of any financial statement that is being restated (the “Recovery Measurement Period”); and

(b) As to any exercised portion of the SAR (to the extent, during the Recovery Measurement Period, the SAR is granted, vests, is exercised, or the purchased shares are sold), prompt payment to the Company of any SAR Gain. For purposes of this Agreement, the “SAR Gain” per share you received on exercise of SARs is the spread between closing price on the date of exercise and the Base Price (i.e., the cash you received and the withholdings paid on your behalf).

This remedy is in addition to any other remedies that the Company may have available in law or equity.

Payment is due in cash or cash equivalents within 10 days after the Committee provides notice to you that it is enforcing this clawback. Payment will be calculated on a gross basis, without reduction for taxes.

9. Additional Conditions to Exercise. The Company may postpone any exercise for so long as the Company determines to be advisable to satisfy the following:

(a) its completing or amending any securities registration or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

(b) its receiving proof it considers satisfactory that a person seeking to exercise the SAR after your death is entitled to do so;

(c) your complying with any requests for representations under the Plan; and

(d)your complying with any Federal, state, or local tax withholding obligations.

10. No Effect on Employment or Other Relationship. Nothing in this Grant Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time and for any or no reason. The termination of employment or other relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

11. No Effect on Running Business. You understand and agree that the existence of the SAR will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

12. Governing Law. The laws of the State of Delaware will govern all matters relating to the SAR, without regard to the principles of conflict of laws.

13. Notices. Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary (or to the Chair of the Committee if you are then serving as the sole Secretary). If mailed, you should address it to the Company’s Secretary (or the Chair of the Committee) at the Company’s then corporate headquarters, unless the Company directs recipients to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Committee will address any notices to you using its standard electronic communications methods or at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to recipients.

14. Amendment. Subject to any required action by the Board or the stockholders of the Company, the Company may cancel the SAR and provide a new Award in its place, provided that the Award so replaced will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the SAR to the extent then exercisable.

15. Plan Governs. Wherever a conflict may arise between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan will control. The Committee may adjust the number of SAR Shares and the Base Price and other terms of the SAR from time to time as the Plan provides.